[Letterhead of Mantyla McReynolds}


                                                October 17, 2000

Richard D. Surber, President
Golden Opportunity Develpment Corporation
268 West 400 South, Suite 300
Salt Lake City, Utah  84101

This letter is to confirm our understanding of the terms and objectives of our engagement and the nature and limitations of the services we will provide.

We will perform the following services:

     We will review (pursuant to Statement of Accounting Standards 71) the balance sheet of Golden Opportunities Development Corporation, as of September 30, 2000, and the related statements of income, retained earnings, and cash flows for the period then ended, in accordance with Standards established by the American Institute of Certified Public Accountants. Our review will consist primarily of inquiries of company personnel and analytical procedures applied to financial data, and we will require a representation letter from management. A review does not contemplate obtaining an understanding of the internal control or assessing control risk, tests of accounting records and responses to inquiries by obtaining corroborating evidential matter, and certain other procedures ordinarily performed during an audit. Thus, a review does not provide assurance that we will become aware of all significant matters that would be disclosed in an audit. Our engagement cannot be relied upon to disclose errors, fraud, or illegal acts that may exist. However, we will inform you of any material errors that come to our attention and any fraud or illegal acts that come to our attention, unless they are clearly inconsequential. In addition, we have no responsibility to identify and communicate significant deficiencies or material weaknesses in your internal control as part of this engagement. Consequently, we have no responsibility for detecting whether your information systems are year 2000 compliant. We will not perform an audit of such financial statements, the objective of which is the expression of an opinion regarding the financial statements taken as a whole, and accordingly, we will not express such an opinion on them.

Our fees for these services will be at our standard rates and will be billed monthly. Payment is upon presentation of our statement for services.

We shall be pleased to discuss this letter with you at any time.

If the foregoing is in accordance with your understanding, please sign the copy of this letter in the space provided and return it to us.

                                        Sincerely,

                                        /s/ Russell E. Anderson
                                        Mantyla McReynolds


Acknowledged
Golden Opportunity Development Corporation

/s/ Richard D. Surber
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Richard D. Surber

Oct 17, 2000
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Date